The Manager
Company Announcement Office
Australian Stock Exchange Limited
4th Floor, 20 Bridge Street
SYDNEY, NSW 2000

CONFIRMATION OF RESOLUTIONS PASSED BY ANNUAL MEETING OF SHAREHOLDERS

Dear Sir:

In accordance with Listing Rule 3.13.2, MedAire, Inc. (MDE) is pleased to announce that all resolutions to be considered were passed at MedAire’s Annual Meeting of Shareholders on May 26, 2006 in Melbourne, Australia.

We advise that proxy and in-person votes were received as follows:

RESOLUTION	FOR	AGAINST	ABSTAIN
Resolution 1 – Election of Class II and III Directors	44,043,197	1,699,193	—
Resolution 2 – Approval of non-executive Directors compensation	11,674,329	1,707,547	32,360,514
Resolution 3 – Approval of option grants to non-executive Directors	11,546,644	1,835,232	32,360,514

The proxies at the discretion of Company proxy holders were voted in favor of the resolutions. No other resolutions were put to the meeting.

Yours sincerely,

James A. Williams

CHIEF EXECUTIVE OFFICER